SEARCHLIGHT MINERALS CORP. PROVIDES UPDATE ON ITS CLARKDALE SLAG PROJECT

HENDERSON, Nevada (March 10, 2015) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today provided an update on its Clarkdale Slag Project as it continues its autoclave testing and optimization of gold recovery and moves towards commercial operation and project feasibility.

Current Work Program

The Company is currently working on all the following key steps in an effort to move expeditiously towards commercial operation:

1.	Pre-treatment: Optimization of the thermal pre-treatment of the slag prior to autoclaving is well underway resulting in lowering the required operating parameters and thereby lowering the expected unit operation cost while still producing a high quality iron product. The Company believes it has optimized the flux formulation for the thermal pre-treatment, resulting in reducing the flux required by approximately 50%. This has the net effect of doubling the capacity of the autoclave and cutting the per-ton melting cost significantly. The Company has recently completed multiple thermal pretreatment tests using the new flux chemistry. These tests have consistently yielded .47 ounces per ton gold (or greater) contained in the glass with less than 2% of the gold reporting to the iron product. The iron product produced has been consistently greater than 90% pure iron.

As a potentially lower cost alternative to the thermal pretreatment used thus far, the Company has also contacted a major international iron and steel producer regarding use of their patented commercial technology used in direct reduction of iron. The producer has agreed to perform a series of bench tests with its technology, to determine such technology’s applicability. The Company is currently reviewing the producer’s proposal and these tests are expected to begin within the next few weeks.

2.	Optimization Testing: The Company has begun testing of the bench and pilot scale autoclave to determine optimum operating conditions with regard to best ratio of solids to liquid in the autoclave and ideal contact time. Once this testing is completed, the results will be used for the design of the autoclave. The Company has also ordered certain required components to switch from using chlorine reagents to chlorine gas. The Company believes that this will not only significantly lower supply costs on the commercial unit but will eliminate the potential problems of salt formation in the autoclave which plugged the autoclave discharge in one of the four last pilot scale autoclave runs. The Company anticipates that this will also simplify and increase recovery of gold from the Pregnant Leach Solution (PLS).

3.	Vendor Estimates: The Company is obtaining cost estimates from various commercial vendors on all of the major equipment components (thermal pre-treatment, HPGR, tower mill, autoclave, etc.) in an effort to tighten projections for its various business plan scenarios moving forward.

4.	Personnel: The Company is starting to hire additional personnel skilled in crushing, site design and autoclave design and operation. Although final site design and construction will be bid to a qualified and experienced engineering, procurement and construction management (EPCM) contractor, the Company’s additional personnel are necessary to complete the preliminary design and equipment specifications to provide to prospective construction contractors as part of the bid package as well as oversee the chosen EPCM’s work going forward.

Martin Oring, CEO of Searchlight Minerals Corp., noted “I am pleased that we are making progress on our autoclave testing and optimization of gold recovery as we move towards project feasibility and commercial operation.” Mr. Oring continued, “In the coming months, the Board of Directors and I will be analyzing the progress and recommendations from our technical team, as well as our capital requirements, in order to move as efficiently and expeditiously towards finalizing the projects feasibility.” In addition, I anticipate issuing periodic status reports on the Company’s progress.”

About Searchlight Minerals Corp.

Searchlight is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interest in the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona. Searchlight is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with the U.S. Securities and Exchange Commission. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com